TO BE EFFECTIVE APRIL 11, 2014

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CORTINA FUNDS, INC.

The undersigned Secretary of Cortina Funds, Inc., (the “Corporation”), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Business Corporation Law and Article III of the Corporation’s Amended and Restated Articles of Incorporation (the “Restated Articles”), the following Amendment was duly adopted to create the Investor Shares series of the Cortina Small Cap Value Fund:

“Article III, Section A of the Restated Articles is amended in its entirety and replaced with the following:

“A. The Corporation is authorized to issue an indefinite number of shares of common stock, $.01 par value per share. Subject to the following paragraph, the authorized shares are classified as follows:

Class	Series	Authorized Number of Shares
Cortina Small Cap Growth Fund	Institutional Shares	Indefinite
Cortina Small Cap Value Fund	Institutional Shares	Indefinite
Cortina Small Cap Value Fund	Investor Shares	Indefinite

The remaining shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph:”

This Amendment to the Restated Articles was adopted by the Board of Directors of the Corporation on February 10, 2014, in accordance with Sections 180.1002 and 180.0602. Shareholder approval was not required. Prior to this Amendment, none of the Investor Shares of the Cortina Small Cap Value Fund have been issued.

Executed this 13th day of February, 2014.

CORTINA FUNDS, INC.

By:	/s/ Lori K. Hoch
Lori K. Hoch, Secretary

This instrument was drafted by:

Carol A. Gehl

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202